Exhibit 10.38

Änderung zum Vorstandsanstellungsvertrag	Amendment to Management Board Member’s Service Agreement
Zwischen

der Wincor Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, vertreten durch den Aufsichtsrat, dieser vertreten durch seinen Vorsitzenden Herrn Dr. Alexander Dibelius

- im Folgenden „Gesellschaft“ genannt -
und

Herrn Eckard Heidloff, wohnhaft Thorenknick 55a, 33100 Paderborn.

Between

Wincor Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by the supervisory board, in turn represented by its chairman, Dr. Alexander Dibelius

- hereinafter referred to as “Company” -
and

Mr. Eckard Heidloff, residing in Thorenknick 55a, 33100 Paderborn.

Präambel	Preamble
Herr Eckard Heidloff ist durch Beschluss des Aufsichtsrats der Wincor Nixdorf AG vom 08.11.2006 für die Zeit vom 29.01.2007 bis zum 28.01.2012 zum ordentlichen Mitglied und zum Vorsitzenden des Vorstandes der Gesellschaft bestellt worden. Die Gesellschaft und Herr Heidloff haben einen Vorstandsanstellungsvertrag am 30.11.2006 abgeschlossen. Durch Beschluss des Aufsichtsrats vom 27.04.2010 wurde der Vertrag ersetzt. Durch Beschluss des Aufsichtsrats vom 27.07.2011 ist Herr Heidloff erneut für die Zeit vom 29.01.2012 bis 28.01.2017 und durch Beschluss des Aufsichtsrats vom 03.03.2016 erneut für die Zeit vom 01.03.2016 bis zum 28.02.2019 zur ordentlichen Mitglied und zum Vorsitzenden des Vorstandes der Gesellschaft bestellt worden.
Laut der Beschlüsse des Aufsichtsrats vom 27.07.2011, 23.04.2013, 03.03.2016, 27.07.2016 sowie vom 16.08.2016 wurden die §§ 2, 4 sowie 9 des Vorstandsanstellungsvertrages geändert:

By resolution of the Supervisory Board of Wincor Nixdorf AG dated November 8, 2006, Mr. Eckard Heidloff was appointed as regular member and as chairman of the Management Board (Vorstand) of the Company for a term commencing on January 29, 2007 and ending on January 28, 2012. On November 30, 2006, the Company and Mr. Heidloff entered into a Management Board Member’s Service Agreement. By resolution of the Supervisory Board dated April 27, 2010, this agreement was replaced. By resolution of the Supervisory Board dated July 27, 2011, Mr. Heidloff was appointed again as regular member and as chairman of the Management Board of the Company for a term commencing on January 29, 2012 and ending on January 28, 2017, and by resolution of the Supervisory Board dated March 3, 2016, again for a term commencing on March 1, 2016 and ending on February 28, 2019.
According to the resolutions of the Supervisory Board dated July 27, 2011, April 23, 2013, March 3, 2016, July 27, 2016 and August 16, 2016, sections 2, 4 and 9 of this Management Board Member’s Service Agreement were amended:

§ 1 Aufgabenbereich und Pflichten	§ 1 Responsibilities and Duties
a.    Herr Heidloff ist gemeinsam mit den anderen Vorstandsmitgliedern zur Führung der Geschäfte der Gesellschaft und der dazugehörigen Tochtergesellschaften nach Maßgabe der gesetzlichen Bestimmungen, der Satzung, der vom Aufsichtsrat erlassenen Geschäftsordnung für den Vorstand und seiner Beschlüsse – soweit aktienrechtlich zulässig – in den jeweils geltenden Fassungen nach bestem Wissen und Können berechtigt und verpflichtet.

a.    Mr. Heidloff shall have the right and duty to conduct the business of the Company and its subsidiaries jointly with the other members of the Management Board according to his best knowledge and skill and in accordance with the statutory provisions, the Articles of Association, the Rules of Procedure (Geschäftsordnung) of the Management Board adopted by the Supervisory Board and its resolutions – to the extent permitted under stock corporation law, each as amended from time to time.

b.    Die Abgrenzung der Gesamtverantwortung für die Gesellschaft und der speziellen Ressortverantwortung ergibt sich aus der Geschäftsordnung für den Vorstand und dem jeweils gültigen Organisationsplan des Unternehmens.

b.    The distinction between the joint responsibility for the Company and the individual responsibility for a specific area of responsibility is determined in the Rules of Procedure of the Management Board and the organization plan of the Company as applicable from time to time.

c.    Es besteht Einverständnis darüber, dass die Geschäftsordnung für den Vorstand und der Organisationsplan nach den Unternehmenserfordernissen geändert werden können, ohne dass davon die übrigen vertraglichen Regelungen berührt werden. Der Stellung von Herrn Heidloff ist dabei angemessen Rechnung zu tragen.

c.    The parties agree that the Rules of Procedure of the Management Board and the organization plan may be amended if this is required for business reasons. Such amendments will not affect the other provisions of this Agreement and shall be made with due regard to the position of Mr. Heidloff.

d. Die Vorstandsmitglieder informieren sich regelmäßig über die jeweiligen Ressortangelegenheiten.	d. The members of the Management Board shall keep themselves informed about any matters concerning the respective areas of responsibility on a regular basis.

e. Herr Heidloff vertritt die Gesellschaft gemeinsam mit einem Vorstandsmitglied oder einem Prokuristen der Gesellschaft.	e. Mr. Heidloff shall represent the Company jointly with another member of the Management Board or a holder of a general commercial power of attorney (Prokurist) of the Company.
f.    Herr Heidloff wird nach Aufforderung durch die Gesellschaft bei Unternehmen, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist, neben den bereits ausgeübten Ämtern weitere Ämter als Geschäftsführer, Mitglied des Aufsichtsrates oder ähnliche Funktionen sowie Funktionen in Vereinigungen, denen die Gesellschaft angehört, übernehmen.

f.    Mr. Heidloff shall, at the request of the Company, assume, in addition to the offices already held by him, further offices as managing director, member of the supervisory board or similar functions in companies in which the Company holds a direct or indirect interest, as well as functions in associations in which the Company is a member.

g.    Bei seinem Ausscheiden aus dem Vorstandsamt hat Herr Heidloff die aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführerämter, Aufsichtsratsmandate oder ähnliche Funktionen sowie Funktionen in Vereinigungen zur Verfügung zu stellen. Auf Wunsch der Gesellschaft hat er sich dafür einzusetzen, dass eine andere von der Gesellschaft genannte Person an seine Stelle tritt. Herr Heidloff ist jederzeit zur Niederlegung eines aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführeramtes, Aufsichtsratsmandates oder ähnlicher Funktionen sowie Ehrenämter verpflichtet, wenn er durch die Gesellschaft hierzu aufgefordert wird. Jeweils vor der Übernahme eines Amtes oder Mandates wird festgestellt, ob es sich bei dem Amt oder Mandat um eine aufgrund der Stellung in der Gesellschaft übernommene Tätigkeit handelt.

g.    When ceasing to hold office as Management Board member, Mr. Heidloff shall resign from any offices as managing director, supervisory board member or similar functions as well as from any functions in associations that he has assumed as a result of his position in the Company. At the request of the Company, he shall procure that he is replaced by another person specified by the Company. Mr. Heidloff shall, at the request of the Company, resign at any time from any offices as managing director, supervisory board member or similar functions and from any honorary offices that he has assumed as a result of his position in the Company. Prior to the assumption of any office, it shall be determined whether such office is a function assumed as a result of the position in the Company.

§ 2 Tätigkeitsumfang und Nebenbeschäftigung	§ 2 Scope of Work and Secondary Employment
a.    Herr Heidloff hat seine ganze Arbeitskraft ausschließlich der Gesellschaft zu widmen und deren Interessen und Belange unter Beachtung größter Sorgfalt jederzeit zu wahren und zu fördern. Herr Heidloff ist jedoch berechtigt, mit Zustimmung des Aufsichtsrates der Gesellschaft auch für die Diebold, Incorporated tätig zu werden.

a.    Mr. Heidloff shall dedicate his full work capacity exclusively to the Company and shall at any time preserve and promote the Company’s interests and concerns with greatest care. Mr. Heidloff is, however, authorized, subject to the consent of the Supervisory Board of the Company, to provide services also to Diebold, Incorporated.

b.    Während der Dauer des Dienstverhältnisses ist jede entgeltliche selbständige oder unselbständige Nebenbeschäftigung und die Übernahme von Aufsichtsrats-, bzw. Beiratsämtern bei außenstehenden Unternehmen nur mit vorheriger schriftlicher Zustimmung des Vorsitzenden des Aufsichtsrates zulässig. Unentgeltliche Nebenbeschäftigungen und Ämter wird Herr Heidloff vor Übernahme dem Vorsitzenden des Aufsichtsrates anzeigen.

b.    For the term of this Service Agreement, each dependent or independent secondary employment against remuneration as well as the offices as member of a supervisory board or an advisory board in external companies may only be assumed with prior written approval of the chairman of the Supervisory Board. Mr. Heidloff shall indicate to the chairman of the Supervisory Board any secondary employment and office without remuneration prior to its assumption.

c. Bei Veröffentlichungen und Vorträgen wird Herr Heidloff stets die Interessen der Gesellschaft wahren und die Geheimhaltungspflicht beachten.	c. In publications and presentations Mr. Heidloff shall always protect the interests of the Company and comply with the duty of confidentiality.
§ 3 Geheimhaltung, Herausgabe und Erfindungen	§ 3 Confidentiality, Return of Material and Inventions
a.    Herr Heidloff ist verpflichtet, alle ihm durch seine Tätigkeit zur Kenntnis gelangten vertraulichen Angelegenheiten der Gesellschaft sowie der mit ihr verbundenen Unternehmen und ihrer Geschäftspartner, insbesondere Betriebs- oder Geschäftsgeheimnisse, geheim zu halten. Die Geheimhaltungspflicht besteht nach dem Ausscheiden aus der Gesellschaft fort.

a.    Mr. Heidloff shall keep secret any confidential matters of the Company and of any of its affiliates and business partners, in particular trade and business secrets, that have become known to him as a result of his work.

b.    Herr Heidloff ist verpflichtet, alle seine dienstliche Tätigkeit betreffenden Schriftstücke einschließlich seiner eigenen Aufzeichnungen geschäftlicher Art sowie entsprechende Daten als anvertrautes Eigentum der Gesellschaft zu behandeln, sorgfältig unter Verschluss zu halten und bei Beendigung des Dienstverhältnisses unaufgefordert und vollzählig der Gesellschaft auszuhändigen. Ein Zurückbehaltungsrecht besteht insoweit nicht.

b.    Mr. Heidloff shall treat all documents concerning his duties under this Service Agreement, including his own records of a business nature and related data, as property of the Company that has been entrusted to him, shall keep them carefully under lock and key, and shall, without being requested to do so, return all such documents, records and data to the Company upon termination of this Service Agreement. There shall be no right of retention with regard to such documents, records and data.

c.    Herr Heidloff ist verpflichtet, etwaige Erfindungen im Sinne des Gesetzes über Arbeitnehmererfindungen der Gesellschaft unverzüglich schriftlich mitzuteilen. Die Gesellschaft ist berechtigt, innerhalb einer Frist von vier Monaten nach dieser Mitteilung zu erklären, ob und in welchem Umfang sie die Erfindungen in Anspruch nimmt. Für den Fall einer Inanspruchnahme der Erfindung erhält Herr Heidloff eine Vergütung in entsprechender Anwendung der Bestimmungen des Gesetzes über Arbeitnehmererfindungen und den hierzu ergangenen Vergütungsrichtlinien.

c.    Mr. Heidloff shall, without undue delay, give written notice to the Company of any inventions within the meaning of the German Act on Employee Inventions (Gesetz über Arbeitnehmererfindungen). Within a period of four months as of receipt of such notice, the Company shall be entitled to declare whether and to what extent it claims the inventions. If the Company claims an invention, Mr. Heidloff shall receive a compensation in accordance with the German Act on Employee Inventions and the compensation guidelines issued thereunder which apply mutatis mutandis.

§ 4 Vergütung, Arbeitsunfähigkeit und Tod	§ 4 Remuneration, Incapacity for Work and Death
a.    Herr Heidloff erhält eine Jahreszielvergütung, die sich aus einer jährlichen festen Vergütung (Fixum) in Höhe von brutto EUR 700.000,-- (in Worten: EURO Siebenhunderttausend), einer kurzfristig variablen Vergütung in Höhe von brutto EUR 700.000,-- (in Worten: EURO Siebenhunderttausend) sowie einer langfristig variablen Vergütung in Höhe von brutto EUR 700.000,-- (in Worten: EURO Siebenhunderttausend) wie nachfolgend geregelt zusammensetzt. Das jährliche Festgehalt ist in zwölf gleichen Raten jeweils zum Ende des Kalendermonats zahlbar.

a.    Mr. Heidloff shall receive an annual target remuneration which comprises an annual fixed remuneration (“Fixum”) in the amount of EUR 700,000.00 (in words: euro seven hundred thousand), a short-term variable remuneration in the amount of EUR 700,000.00 (in words: euro seven hundred thousand) as well as a long-term variable remuneration in the amount of EUR 700,000.00 (in words: euro seven hundred thousand) as set out below. The annual fixed remuneration is payable by twelve equal instalments, in each case to the end of the calendar month.

b.    Herr Heidloff erhält einen monatlichen Zuschuss in Höhe der jeweiligen Hälfte der Beiträge zu seiner bestehenden Kranken- und Pflegeversicherung sowie der Höhe der jeweiligen Hälfte des Höchstbetrages der gesetzlichen Rentenversicherung. Der Beitrag zur Kranken- und Pflegeversicherung kann maximal die Höhe der Hälfte der gesetzlichen Kranken- und Pflegeversicherung betragen.

b.    Mr. Heidloff shall receive a monthly subsidy equivalent to the respective half of the contributions to his existing health and long-term care insurance as well as equivalent to the respective half of the maximum amount of the statutory pension insurance. The maximum contribution to the health and long-term care insurance amounts to the equivalent of the half of the contributions to the statutory health and long-term care insurance.

c.    Im Rahmen des zu Beginn des jeweiligen Geschäftsjahres von Herrn Heidloff und dem Aufsichtsrat gemeinsam festzulegenden Budgets werden Zielvorgaben für EBITDA und Net-Income bestimmt. Jede Zielvorgabe wird gleich gewichtet und einzeln abgerechnet.

c.    In the context of the budget which is jointly determined by Mr. Heidloff and the Supervisory Board at the beginning of each business year, targets with regard to EBITDA and net income shall be set. Each target shall be weighted equally and shall be accounted for individually.

d.    Bei voller Erfüllung des vereinbarten Budgets (100%) gemäß § 4 Abs. (3) oben erhält Herr Heidloff die kurzfristig variable Vergütungskomponente (Tantieme) in Höhe von brutto EUR 700.000,-- (in Worten: EURO Siebenhunderttausend). Die Tantiemezahlung ist nach Feststellung des Jahresabschlusses fällig. Bei Über- oder Unterschreiten des vereinbarten Budgets richtet sich die Höhe der geschuldeten Tantieme nach der beigefügten Beschreibung (Anlage 1 zu diesem Vertrag). Ist jedoch bei einem der Ziele die Zielerreichung kleiner 80%, besteht auch bei den anderen Zielen kein Anspruch auf eine Tantieme; der Aufsichtsrat entscheidet dann über die Höhe einer eventuellen Tantieme.

d.    If the budget agreed in accordance with section 4 para 3 above is met in full (100%), Mr. Heidloff shall receive the short-term variable remuneration component (bonus) in the gross amount of EUR 700,000.00 (in words: euro seven hundred thousand). The bonus shall be payable upon adoption of the annual financial statements. In case of an overrun or shortfall of the agreed budget, the amount of the owed bonus shall be determined in accordance with the attached description (Annex 1 to this Service Agreement). If the target achievement is lower than 80% with respect to any of the targets, there shall be no entitlement for a bonus with respect to the other targets; in this case the Supervisory Board shall decide on the amount of a possible bonus.

e.    Die Gesellschaft gewährt Herrn Heidloff als Vergütungskomponente mit langfristiger Anreizwirkung Aktienoptionen nach der beigefügten Beschreibung (Anlage 2 zu diesem Vertrag). Die Aktienoptionen werden in jährlichen Tranchen ausgegeben. Herr Heidloff verpflichtet sich, während der Laufzeit dieses Vorstandsanstellungsvertrages die ihm jährlich zugeteilten Aktienoptionen sämtlich zu erwerben. Eine nachträgliche Adjustierung der langfristig variablen Vergütung soll vorbehaltlich eines entsprechenden Aufsichtsratsbeschlusses möglich sein, wenn das Dreifache der Summe der jährlichen Zielvergütungen (= 100% des Zielwertes) des Herrn Heidloff über einen fünfjährigen Betrachtungszeitraum überschritten wird.

e.    As long-term incentive remuneration component, the Company shall grant stock options to Mr. Heidloff in accordance with the attached description (Annex 2 to this Service Agreement). The stock options shall be issued in annual tranches. During the term of this Management Board Member’s Service Agreement, Mr. Heidloff shall acquire all stock options that have been annually allocated to him. A subsequent adjustment of the long-term variable remuneration shall be possible, subject to an according resolution of the Supervisory Board, if the triple amount of the annual target remunerations (= 100% of the target value) of Mr. Heidloff is exceeded over a period of five consecutive years.

f. Etwaige Vergütungen, die Herrn Heidloff aus Tätigkeiten gemäß § 1 Abs. 6 zufließen, werden auf das Festgehalt nach Abs. (1) angerechnet.	f. Possible remunerations which Mr. Heidloff receives for his activities according to section 1 para. 6 shall be credited against the fixed remuneration according to para. 1.

g.    Mit der vorstehend geregelten Vergütung ist die gesamte Tätigkeit von Herrn Heidloff für die Gesellschaft und für die mit ihr verbundenen Unternehmen – abgesehen von der Altersversorgungszusage gemäß § 8, den abgeschlossenen Versicherungen gemäß § 7 und der Privatnutzung des Dienstfahrzeuges – abgegolten. Insbesondere besteht kein Anspruch auf Vergütung von Mehrarbeit. Eine etwaige Vergütung aus einer ggf. mit der Diebold, Incorporated, geschlossenen Anstellungsvereinbarung unterliegt keiner Anrechnung, sofern nicht der Aufsichtsrat abweichendes beschließt.

g.    The remuneration as set out above shall be deemed to cover the entire work of Mr. Heidloff for the Company and its affiliates – apart from pension commitment according to section 8, the taken out insurances according to section 7 and the private use of the company car. In particular, there shall be no claim for remuneration with respect to additional work. A possible remuneration based on a service agreement entered into with Diebold, Incorporated, shall not be credited against the remuneration provided for in this Service Agreement, unless otherwise resolved upon by the Supervisory Board.

h.    Im Fall der Arbeitsunfähigkeit, die durch Krankheit oder aus einem anderen von Herrn Heidloff nicht zu vertretenden Grund eintritt, erhält Herr Heidloff für die Dauer von bis zu 18 Monaten ab Beginn der Arbeitsunfähigkeit, längstens bis zu seinem Ausscheiden aus der Gesellschaft, sein Festgehalt fortgezahlt. Tantiemeansprüche werden für sechs Monate ab Beginn der Erkrankung oder Verhinderung gezahlt, soweit die Ziele erreicht werden.

h.    In case of incapacity for work caused by illness or by any other reason for which Mr. Heidloff is not responsible, Mr. Heidloff shall continue to receive his fixed remuneration for a period of up to 18 months as of beginning of the incapacity for work, such term expiring in any event if he leaves the Company. Bonuses shall be paid for a period of six months as of the beginning of illness or unavailability, as far as the targets have been achieved.

i.    Nach Ablauf von 18 Monaten ab Beginn der Arbeitsunfähigkeit ist die Gesellschaft berechtigt, das Dienstverhältnis mit Herrn Heidloff zum Ende eines jeden Monats unter vorzeitiger Auszahlung des Invalidenkapitals aus der beitragsorientierten Versorgungszusage der Wincor Nixdorf AG (siehe § 8 dieses Vertrages) zu beenden. Herr Heidloff wird dabei mindestens so behandelt, als ob eine volle Erwerbsminderung im Sinne von Ziffer 2.2 der einschlägigen Versorgungsordnung vorläge. Der in der Versorgungsordnung geforderte Nachweis der vollen Erwerbsminderung ist somit nicht Anspruchsvoraussetzung. Auch auf die Erfüllung der in der Versorgungsordnung festgelegten Wartezeit kommt es nicht an. Im Übrigen ergeben sich die Wunramen Auszahlungsmodalitäten aus der Versorgungsordnung.

i.    After the expiry of a period of 18 months as of the beginning of illness, the Company may terminate this Service Agreement with Mr. Heidloff to the end of each calendar month, provided that in case of such termination the disability benefits based on the contribution-defined pension commitment of Wincor Nixdorf AG (confer section 8 of this Service Agreement). In such case, Mr. Heidloff shall be treated, as if his earning capacity was fully reduced within the meaning of number 2.2 of the applicable pension scheme. The proof of the total reduction of earning capacity required by the pension scheme shall, therefore, not be a precondition for a claim. The fulfilment of the waiting period provided in pension scheme shall also not be relevant. Apart from that, details on the payment modalities are provided in the pension scheme.

j.    Im Fall des Todes des Herrn Heidloff haben seine Witwe und seine minderjährigen Kinder Anspruch auf Fortzahlung der Vergütung für einen Zeitraum von sechs Monaten, beginnend mit dem Ende des Monats, in dem Herr Heidloff verstorben ist. Daneben haben sie Anspruch auf anteilige Bonuszahlung, sofern die Voraussetzungen hierfür bis zum Tode des Herrn Heidloff pro rata temporis erfüllt waren.

j.    In the event of death of Mr. Heidloff, his widow and his minor children are entitled to continued payment of remuneration for a period of six months as of the end of the month in which Mr. Heidloff died. Apart from that, they are entitled to bonus payments on a pro rata basis, if the requirements for this have been fulfilled pro rata temporis until the death of Mr. Heidloff.

§ 5 Urlaub	§ 5 Vacation
Herr Heidloff hat Anspruch auf bezahlten Jahresurlaub von 30 Arbeitstagen pro Kalenderjahr. Die Urlaubszeit ist im Einvernehmen mit den übrigen Vorstandsmitgliedern abzustimmen. Zur Abdeckung ganztägiger Abwesenheiten stehen Herrn Heidloff neben dem Kalenderjahresurlaub je Geschäftsjahr bis zu 5 weitere freie Tage (z. B. zur Abdeckung etwaiger sog. „Brückentage“) zur Verfügung.

Mr. Heidloff is entitled to 30 days of annual vacation with pay per calendar year. The timing of the vacation shall be agreed with the other members of the Management Board. To cover full-day absences Mr. Heidloff is entitled to 5 further days off per business year in addition to his calendar annual vacation (e.g. to cover possible so called “bridging days”).

Im Rahmen der unternehmerischen Verantwortung kann Herr Heidloff unabhängig von einer formellen Beantragung und Genehmigung frei über den jährlichen Urlaub sowie die zusätzlichen fünf freien Tage verfügen. Eine Abwesenheitserfassung ist insofern nicht erforderlich und beschränkt sich auf ganztägige Abwesenheiten wegen Krankheit. Der Kalenderjahresurlaubsanspruch gilt – insbesondere für den Fall des Ausscheidens – als pro rata temporis geltend gemacht und erfüllt. Im Falle des Ausscheidens wird dabei auf volle Urlaubstage aufgerundet.

Within the scope of his entrepreneurial responsibility, Mr. Heidloff may take vacation time at its absolute discretion, regardless of any formal application and approval. Insofar, no absence for vacation needs to be recorded and only full-day absences for sickness shall be recorded. The entitlement to the annual vacation for the calendar year shall be deemed to be claimed and fulfilled pro rata temporis, in particular in case of termination. In case of termination, it shall be rounded up to full vacation days.

§ 6 Wettbewerbsverbot	§ 6 Non-compete Obligation
Herr Heidloff unterliegt dem Wettbewerbsverbot des § 88 AktG. Es ist ihm insbesondere untersagt, ohne vorherige schriftliche Zustimmung des Vorsitzenden des Aufsichtsrates für ein Unternehmen für eigene oder fremde Rechnung tätig zu werden, welches mit der Gesellschaft in Wettbewerb steht oder ein solches Unternehmen zu errichten oder sich hieran zu beteiligen.

Mr. Heidloff is subject to the non-compete obligation provided in section 88 of the German Stock Corporation Act (Aktiengesetz – AktG). He may not, without prior written approval of the chairman of the Supervisory Board, act for another company for its own account or for the account of a third party which competes with the Company or to incorporate or participate in such company.

§ 7 Versicherungen	§ 7 Insurances
Die Gesellschaft schließt folgende Versicherungen ab:	The Company will take out the following insurances:

(1)    Unfallversicherung zugunsten von Herrn Heidloff mit Versicherungssummen von EUR 300.000,-- für den Todesfall und bis zu max. EUR 600.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad). Bei Dienstreisen für das außereuropäische Ausland erhöht sich der Versicherungsschutz um EUR 150.000,-- für den Todesfall und um EUR 300.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad).

(1)    Accident insurance for the benefit of Mr. Heidloff with a sum insured of EUR 300,000.00 in case of death and up to EUR 600,000.00 in case of disability (depending on the degree of disability). For business-related travel outside Europe, the insurance coverage is increased by EUR 150,000.00 in case of death and by EUR 300,000.00 in case of disability (depending on the degree of disability).

(2) Im Rahmen der vorbezeichneten Unfallversicherung werden die Ehefrau und die minderjährigen Kinder wie folgt mitversichert:	(2) The aforementioned accident insurance also covers the spouse and the minor children as follows:
Ehefrau: Versicherungssummen von EUR 75.000,-- für den Todesfall und bis zu max. EUR 150.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad)	Spouse: sum insured of EUR 75,000.00 in case of death and up to 150,000.00 in case of disability (depending on the degree of disability).
jedes Kind: Versicherungssummen von EUR 25.000,-- für den Todesfall und bis zu max. EUR 150.000,-- für den Invaliditätsfall (je nach Invaliditätsgrad)	Each child: sum insured of EUR 25,000.00 in case of death and up to EUR 150,000.00 in case of disability (depending on the degree of disability)
(3) Bei Buchung von Flugkarten über die Gesellschaft tritt eine zusätzliche Fluggast-Unfallversicherung über eine Versicherungssumme von EUR 375.000,-- bei Tod oder Invalidität in Kraft.	(3) When flight tickets are booked through the Company, an additional air passenger accident insurance with a sum insured of EUR 375,000.00 in case of death or disability applies.
(4) Die Gesellschaft wird für Herrn Heidloff folgende weitere Versicherungen abschließen:	(4) The Company will take out the following additional insurances for the benefit of Mr. Heidloff:
Dienstreise-Unfallversicherung	Business travel accident insurance
Auslands-Reisekrankenversicherung	Foreign travel health insurance
Reisegepäck-Versicherung	Baggage insurance
Verkehrsrechtsschutz-Versicherung für Dienstreisen	Motor legal protection insurance for business travel
Privathaftpflicht-Versicherung	Private liability insurance
Directors and Officers-Versicherung zur Absicherung gegen Risiken aus der persönlichen Haftung des Vorstandsmitglieds mit einem Selbstbehalt von 10% des Schadens bis zur Höhe des Eineinhalbfachen der festen jährlichen Vergütung des Vorstandsmitglieds.

Directors and officers liability insurance to cover risks arising from the personal liability of the Management Board member with a deductible of 10% of the damage up to one and a half times the fixed annual remuneration of the Management Board member.

Die auf die Versicherungsprämien der vorgenannten Versicherungen anfallende Einkommensteuer trägt Herr Heidloff. Bezugsberechtigt sind Herr Heidloff bzw. die von ihm schriftlich benannten Personen.
The income tax on the insurance premiums for the aforementioned insurances shall be borne by Mr. Heidloff. The beneficiaries of the aforementioned insurances are Mr. Heidloff and the persons specified by him in writing.

§ 8 Betriebliche Altersversorgung	§ 8 Company Pension Scheme
Gemäß der jeweils in der Wincor Nixdorf International GmbH geltenden Versorgungsrichtlinie, welche auch für die Wincor Nixdorf AG gilt, erhält Herr Heidloff Leistungen der betrieblichen Altersversorgung. Die wesentlichen Regelungsinhalte der aktuell geltenden Versorgungsrichtlinie 2006 vom 22.06.2006 sind in einem Merkblatt zur betrieblichen Altersversorgung in der Wincor Nixdorf International GmbH zusammengefasst (Anlage 3). Herr Heidloff erhält für jedes volle Beschäftigungsjahr einen Versorgungsbeitrag in Höhe von EUR 126.082,--.

In accordance with the pension directive of Wincor Nixdorf International GmbH, as applicable from time to time, which is also applicable for Wincor Nixdorf AG, Mr. Heidloff shall be entitled to benefits under the company pension scheme. The substantial contents of the pension directive 2006 dated June 22, 2006 which is currently applicable are summarized in a leaflet regarding the company pension scheme at Wincor Nixdorf International GmbH (Annex 3). Mr. Heidloff shall receive a benefit contribution in the amount of EUR 126,082.00 for each completed year of employment.

§ 9 Aufhebung bisheriger Vertragsverhältnisse / Dauer und Beendigung des Dienstverhältnisses	§ 9 Termination of Previous Employments / Term and Termination of this Service Agreement
(1)    Dieser befristete Vorstandsanstellungsvertrag läuft ab dem Zeitpunkt der Bestellung zum Vorstand der Gesellschaft für drei Jahre und kann während dieses Zeitraumes nicht ordentlich gekündigt werden. Er endet mit Ablauf des Drei-Jahreszeitraums, ohne dass es einer Kündigung bedarf.

(1)    This fixed-term Management Board Member’s Service Agreement shall be effective as from the time of appointment as member of the Management Board of the Company for a period of three years and cannot be ordinarily terminated during this period. It terminates automatically upon expiry of the three-year period without a termination notice being required.

(2)    Der Vorstandsanstellungsvertrag kann in beiderseitigem Einvernehmen im Rahmen der gesetzlich zulässigen Zeitdauer verlängert werden. Hierzu bedarf es eines Aufsichtsratsbeschlusses über die Verlängerung der Bestellung zum Vorstandsmitglied, der frühestens ein Jahr, spätestens aber sechs Monate vor Ablauf der bisherigen Amtszeit gefasst werden soll. Soweit im Fall der Verlängerung nicht ausdrücklich etwas anderes vereinbart wird, gelten die zuletzt schriftlich niedergelegten Vertragsinhalte weiter.

(2)    The term of the Management Board Member’s Service Agreement may be extended by mutual agreement between the parties up to the maximum term permitted by law. Such extension requires a resolution of the Supervisory Board on the extension of the appointment as Management Board member which shall be adopted not earlier than one year but not later than six months prior to the expiry of the previous term of office. In case of an extension, unless expressly agreed otherwise, the terms previously agreed in writing shall continue to apply.

(3)    Dieser Vorstandsanstellungsvertrag kann jederzeit auch ohne Einhaltung einer Frist außerordentlich aus wichtigem Grund gekündigt werden. Wichtiger Grund ist eine schwere Verletzung vertraglicher Pflichten durch die andere Vertragspartei.

(3)    This Management Board Member’s Service Agreement may be terminated for cause at any time without giving prior notice. A termination for cause shall be possible in case of a severe violation of contractual duties by the other party.

(4) Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform. Eine Kündigung durch Herrn Heidloff bedarf des Zugangs gegenüber dem Vorsitzenden des Aufsichtsrates.	(4) Each termination must be in writing in order to be effective. A termination by Mr. Heidloff requires receipt of termination by the chairman of the Supervisory Board.
(5) Für den Fall der Kündigung, der Amtsniederlegung, der Abberufung sowie einer einvernehmlichen Beendigung dieses Vorstandsanstellungsvertrages gilt hinsichtlich der Vergütung Folgendes:
(5)    In the event of the unilaterally declared termination, resignation, revocation as well as in the event of a mutually agreed termination of this Management Board Member’s Service Agreement the following shall apply with respect to the remuneration:

a.    Soweit Herr Heidloff sein Amt ohne wichtigen Grund niederlegt, erhält er ab dem Zeitpunkt des Wirksamwerdens der Niederlegung bis zum Vertragsende kein Festgehalt (Fixum) und auch keine variable Vergütung mehr, das heißt weder eine Tantieme (= kurzfristig variabler Vergütungsbestandteil) noch eine Aktien bezogene Vergütung (= langfristig variabler Vergütungsbestandteil). Aktienoptionen, die an Herrn Heidloff vor der Amtsniederlegung ausgegeben worden sind, können jedoch zum Ende der Haltefrist noch ausgeübt werden, sofern die übrigen Ausübungsvoraussetzungen vorliegen.

a.    if Mr. Heidloff resigns from his office without cause, he shall as from the effectiveness of the resignation until the expiry of this Service Agreement neither receive a fixed remuneration (”Fixum”) nor a variable remuneration, i.e. neither a bonus (= short-term variable remuneration component) nor a stock related remuneration (= long-term variable remuneration component). Stock options which have been issued to Mr. Heidloff prior to the resignation can, however, be exercised at the end of the lock-up period if the other vesting requirements are fulfilled.

b.    Soweit Herr Heidloff sein Amt aus wichtigem Grund entsprechend § 626 BGB niederlegt, erhält er ab diesem Zeitpunkt bis zum Vertragsende als Vergütung sein bisheriges Festgehalt (Fixum) ohne variable Vergütung. Aktienoptionen, die an Herrn Heidloff vor der Amtsniederlegung ausgegeben worden sind, können jedoch zum Ende der Haltefrist noch ausgeübt werden, sofern die übrigen Ausübungsvoraussetzungen vorliegen.

b.    if Mr. Heidloff resigns from his office for cause according to section 626 of the German Civil Code (Bürgerliches Gesetzbuch – BGB), he shall as from the termination until to the expiry of this Service Agreement receive as remuneration his previous fixed remuneration (“Fixum”) without variable remuneration. Stock options which have been issued to Mr. Heidloff prior to the resignation can, however, be exercised at the end of the lock-up period if the other vesting requirements are fulfilled.

c.    Wird dieser Vertrag von der Gesellschaft aus wichtigem Grund i.S.d. § 626 BGB mit oder ohne Auslauffrist gekündigt, erhält Herr Heidloff für das laufende Geschäftsjahr sowie für die etwaige Auslauffrist keine variable Vergütung mehr.

c.    if this Service Agreement is terminated by the Company for cause within the meaning of section 626 German Civil Code (Bürgerliches Gesetzbuch – BGB), either with or without phasing-out period, Mr. Heidloff shall not receive a variable remuneration for the current business year and for a possible phasing-out period.

d.    Für den Fall der vorzeitigen Beendigung der Vorstandstätigkeit durch Widerruf der Bestellung ohne einen von Herrn Heidloff zu vertretenden wichtigen Grund im Sinne des § 626 BGB, der die Gesellschaft zur Kündigung des Vorstandsanstellungsvertrages berechtigen würde oder im Falle einer einvernehmlichen Aufhebung dieses Vorstandsanstellungsvertrages, erhält Herr Heidloff eine Abfindung gemäß nachfolgender Regelung.

d.    in the event of a premature termination of the Management Board mandate by way of a revocation of the appointment without cause within the meaning of section 626 German Civil Code (Bürgerliches Gesetzbuch – BGB) for which Mr. Heidloff is responsible and which would entitle the Company to terminate this Management Board Member’s Service Agreement, or in the event of a mutually agreed termination of this Management Board Member’s Service Agreement, Mr. Heidloff shall receive a severance payment in accordance with the following provision.

Diese Abfindungsregel findet darüber hinaus mit der Maßgabe, dass eine Begrenzung der Abfindung auf die Abgeltung der Restlaufzeit nicht erfolgt, entsprechende Anwendung, wenn	Furthermore, this severance payment provision shall apply mutatis mutandis, provided that the severance payment shall not be limited to the compensation of the remaining term, if
(i) Herr Heidloff als Mitglied des sog. Executive Committee der Diebold, Incorporated abberufen wird,	(i) Mr. Heidloff is revoked as member of the so-called Executive Committee of Diebold, Incorporated,
(ii) ihm bis zum 28. Februar 2017 von der Diebold, Incorporated keine „terms of employment“ angeboten werden oder diese nach seiner Einschätzung nicht akzeptabel sind,	(ii) Diebold, Incorporated has not offered him “terms of employment” until February 28, 2017, or such terms of employment are not acceptable according to his assessment,
(iii) er seine Mitgliedschaft im Executive Committee oder seine zukünftige Mitgliedschaft im Board of Directors (Verwaltungsrat) von Diebold auf Wunsch der Diebold, Incorporated beendet,	(iii) he terminates his membership in the Executive Committee or his future membership in the Board of Directors (Verwaltungsrat) of Diebold at the request of Diebold, Incorporated,
(iv) er nicht bis zum 15. Oktober 2016 als sog. Officer im Sinne von Rule 16a-1(f) des U.S. Securities and Exchange Act 1934 bestellt wird oder	(iv) he is not appointed as so-called Officer within the meaning of Rule 16a-1(f) of the U.S. Securities and Exchange Act 1934 until October 15, 2016, or

(v) seine Aufgaben als Mitglied des Executive Committee der Diebold, Incorporated ohne seine Zustimmung im Vergleich zu den im Executive Services Agreement vom 15./16. August 2016 festgelegten Aufgaben wesentlich geändert werden

(v) without his consent his responsibilities as member of the Executive Committee of Diebold, Incorporated are substantially changed in comparison to the responsibilities provided for in the Executive Service Agreement dated August 15/16, 2016 und Herr Heidloff in einem der vorstehend unter (i) bis (v) genannten Fälle sein Amt als Mitglied des Vorstands der Gesellschaft während der Laufzeit der zwischen der Gesellschaft und der Diebold, Incorporated geschlossenen Zusammenschlussvereinbarung vom 23. November 2015 niederlegt.

and in any of the aforementioned cases under (i) to (v) Mr. Heidloff resigns from his office as member of the Management Board of the Company during the term of the Business Combination Agreement dated November 23, 2015, and entered into by the Company and Diebold, Incorporated.

Im Fall des vorgenannten Widerrufs der Bestellung sowie der vorgenannten Amtsniederlegung ist Herr Heidloff berechtigt, diesen Vorstandsanstellungsvertrag außerordentlich fristlos zu kündigen:
In the event of the revocation of the appointment and in the event of the aforementioned resignation from office, Mr. Heidloff is entitled to terminate this Management Board Member’s Service Agreement for cause without giving prior notice:

Die Abfindung ist auf die Summe aus zwei Jahresfestvergütungen einschließlich Nebenleistungen und des 2-fachen des Zielwertes der kurzfristig variablen Vergütung sowie des 2-fachen des Zielwertes der langfristigen variablen Vergütung oder die Abgeltung der Restlaufzeit begrenzt, je nachdem, welcher Betrag geringer ist.

The severance payment shall be limited to the total of two annual fixed remunerations including fringe benefits and twice the target value of the short-term variable remuneration as well as twice the target value of the long-term variable remuneration or to the compensation for the remaining term, whichever amount is lower, as the case may be.

Entsprechend erhält Herr Heidloff das Zweifache der Summe aus dem Jahresfestgehalt gemäß § 4 Abs. 1,	Accordingly, Mr. Heidloff shall receive twice the total of the annual fixed remuneration according to section 4 para. 1, der jährlichen Zuschüsse gemäß § 4 Abs. 2, Versicherungsentgelte gemäß § 7, des Jahresbeitrages für die betriebliche Altersversorgung gemäß § 8 sowie des jährlichen geldwerten Vorteils aus der Nutzung des Firmenwagens gemäß § 11 des Vorstandsanstellungsvertrages

the annual subsidy according to section 4 para. 2, insurance premiums according to section 7, the annual contribution to the company pension scheme according to section 8 as well as the annual monetary benefits relating to the use of the company car according to section 11 of this Management Board Member’s Service Agreement sowie das 2-fache der kurzfristig und der langfristig variablen Vergütung gemäß § 4 Abs. 1 des vorliegenden Vertrages. Es gilt die Regelung in Ziffer 4.2.3 Abs. 4 des Deutschen Corporate Governance Kodex.

as well as twice of the short-term and long-term variable remuneration according to section 4 para. 1 of this Service Agreement. The provision in section 4.2.3 para. 4 of the German Corporate Governance Codex (Deutscher Corporate Governance Kodex) shall apply.

Beträgt zum Zeitpunkt der Aufhebung im Sinne des § 9 Abs. 5, Ziffer d) des Vorstandsanstellungsvertrages die Restlaufzeit desselben weniger als 2 Jahre, wird die Abfindung zeitanteilig berechnet.
If, at the time of the termination within the meaning of section 9 para. 5 lit. d) of this Management Board Member’s Service Agreement, the remaining term is less than 2 years, the severance payment will be calculated pro rata temporis.

Aktienoptionen, die an Herrn Heidloff vor der Beendigung seines Vorstandsanstellungsvertrages ausgegeben worden sind, verfallen nicht sondern können zum Ende der Haltefrist ausgeübt werden, sofern die übrigen Ausübungsvoraussetzungen vorliegen.

Stock options which have been issued to Mr. Heidloff prior to the termination of his Management Board Member’s Service Agreement do not lapse but may be exercised at the end of the lock-up period if the other vesting requirements are fulfilled.

(6) Bei einem auf das Geschäftsjahr bezogenen unterjährigen Ausscheiden werden die Vergütungsansprüche unter Berücksichtigung der vorstehenden Absätze zeitanteilig gewährt.	(6) In case of an intra-year termination with regard to the business year, remuneration entitlements will be granted pro rata temporis in consideration of the preceding paragraphs.
(7) Die Beendigung des Dienstverhältnisses oder Freistellung hat keine Auswirkung auf die nach diesem Vertrag fortbestehenden Verpflichtungen des Herrn Heidloff.	(7) The termination of this Service Agreement or a leave of absence has no effect on the continuing obligations of Mr. Heidloff set forth in this Service Agreement.
(8) Dieser Vorstandsanstellungsvertrag endet spätestens zum Ende des Monats, in dem Herr Heidloff das 68. Lebensjahr vollendet.	(8) This Management Board Member’s Service Agreement shall, at the latest, expire at the end of the month in which Mr. Heidloff completes his 68th year of life.

§ 10 Auslagen	§ 10 Expenses
Reisekosten und sonstige Auslagen werden Herrn Heidloff im Rahmen der steuerlich zulässigen Höchstbeträge vergütet. Im Einzelfall werden höhere Beträge gegen Nachweis erstattet. Die Reisekostenrichtlinie für Leitende Angestellte der Wincor Nixdorf International GmbH – welche ebenfalls in der Wincor Nixdorf AG Anwendung findet – gilt auch für Herrn Heidloff.

Any travel and other expenses shall be reimbursed to Mr. Heidloff up to the maximum amounts permitted for tax purposes. In the individual case, higher amounts may be reimbursed upon presentation of receipts. The business travel expenses policy for executives of Wincor Nixdorf International GmbH – which also applies at Wincor Nixdorf AG – also applies to Mr. Heidloff.

§ 11 Dienstfahrzeug	§ 11 Company Car
(1)    Herr Heidloff hat Anspruch auf ein Dienstfahrzeug der oberen Mittelklasse zur geschäftlichen und privaten Nutzung. Die Gesellschaft trägt alle, dieses Fahrzeug betreffenden Aufwendungen, auch soweit sie infolge der Privatnutzung anfallen. Die private Nutzung unterliegt den anwendbaren steuerlichen Vorschriften.

(1)    Mr. Heidloff is entitled to an upper mid-range company car for business and private use. The Company bears all costs related to this vehicle, even if they arise due to private use. The private use is subject to the applicable tax provisions.

(2) Mit Beendigung dieses Vorstandsanstellungsvertrages ist das Dienstfahrzeug an die Gesellschaft herauszugeben.	(2) Upon termination of this Management Board Member’s Service Agreement the company car has to be returned to the Company.
§ 12 Schlussbestimmungen	§ 12 Miscellaneous
(1) Änderungen, Ergänzungen und die Aufhebung dieses Vertrages bedürfen der Schriftform; auf die Schriftform kann nur schriftlich verzichtet werden.	(1) Any amendments and additions to as well as the rescission of this Agreement shall be made in writing; this written form requirement may only be waived in writing.
(2    Sofern im Rahmen der Beschäftigungsbedingungen für Mitarbeiter des Leitungskreises Vergünstigungen zuerkannt sind oder werden, die in diesem Vertrag nicht ausdrücklich geregelt sind, gelten diese Vergünstigungen während ihrer zeitlichen Geltung im Leitungskreis entsprechend auch für das Vorstandsmitglied als vereinbart.

(2)    If any benefits have or will be granted in the terms of employment for the employees of the management group (Leitungskreis) which are not expressly provided in this Service Agreement, such benefits shall be deemed to be agreed with the Management Board member for the period during which they apply in the management group (Leitungskreis).

(3)    Sollten einzelne Bestimmungen des Vertrages ganz oder teilweise ungültig oder undurchführbar sein oder ihre Rechtsgültigkeit später verliefen, bleibt der Vertrag im Übrigen gültig. Anstelle der unwirksamen oder undurchführbaren Bestimmung soll, soweit rechtlich zulässig, eine andere angemessene Regelung gelten, die wirtschaftlich dem am nächsten kommt, was die Vertragspartner gewollt haben oder gewollt haben würden, wenn sie die Unwirksamkeit oder Undurchführbarkeit der Regelung bedacht hätten.

(3)    Should any provisions of this Agreement be invalid or unenforceable in whole or in part or become invalid, the validity and enforceability of the remaining provisions of this Agreement shall not be affected. The invalid or unenforceable provision shall be deemed replaced, to the extent permitted by law, by another appropriate provision as comes closest to the economic result that the parties intended or would have intended had they been aware of the invalidity or unenforceability of the provision.

(4)    Als ausschließlicher Gerichtsstand für alle Streitigkeiten aus diesem Vertrag wird, soweit gesetzlich zulässig, der Sitz der Gesellschaft vereinbart. Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.

(4)    The exclusive place of jurisdiction for all disputes arising out of this Agreement shall be, to the extent permitted by law, the location of the Company’s registered office. This Agreement shall be governed by the laws of the Federal Republic of Germany.

Paderborn, den / this 16. August 2016	Paderborn, den / this August 16, 2016
/s/ Eckard Heidloff	/s/ Eckard Heidloff
Vorsitzender des Aufsichtsrates der / chairman of the supervisory board of Wincor Nixdorf AG	Eckard Heidloff

Anlage 1 zum Vorstandsanstellungsvertrag	Annex 1 to Management Board Member’s Service Agreement
von Herrn Eckard Heidloff	of Mr. Eckard Heidloff
Kurzfristig variable Vergütung (Tantieme)	Short-term variable remuneration (bonus)
Bei Unterschreiten des jeweiligen vereinbarten Budgets bis zum maximal 20% vermindert sich die Bonuszahlung linear, wobei die Erreichung von lediglich 80% des Budgets die Bonuszahlung 25% der festgelegten variablen Vergütung beträgt. Bei Unterschreiten des vereinbarten Budgets von mehr als 20% entfällt die Bonuszahlung. Bei der Überschreitung des Budgets (mehr als 100%) steigt der Bonus linear von 100% der vereinbarten variablen Vergütung auf 175% (120% des Budgets) und anschließend linear von 175% auf das doppelte der vereinbarten variablen Vergütung (130% und mehr des vereinbarten Budgets) an.

In the event of a shortfall of the budget agreed from time to time of up to a maximum of 20%, the bonus payment decreases linearly, provided that the bonus payment shall amount to 25% of the agreed variable remuneration if only 80% of the budget is attained. In the event of a shortfall exceeding 20% of the agreed budget, no bonus payment shall be made. In the event of an overrun of the budget (more than 100%), the bonus increases linearly from 100% to 175% (120% of the budget) of the agreed variable remuneration and, subsequently, increases linearly from 175% to an amount equaling twice of the agreed variable remuneration (130% and more of the agreed budget).

Anlage 2 zum Vorstandsanstellungsvertrag	Annex 2 to Management Board Member’s Service Agreement
von Herrn Eckard Heidloff	of Mr. Eckard Heidloff
Aktienoptionen als langfristig variable Einkommenskomponente, zusätzliche Vorgaben für den Vorstand	Stock options as long-term variable income component, additional specifications for the Management Board
Mit Blick auf die Ausrichtung des Aktienoptionsprogramms an dem Ziel der langfristigen und nachhaltigen Unternehmensentwicklung kommen für Vorstandsmitglieder ergänzend folgende Parameter zur Anwendung:

Taking into account the orientation of the stock option program (Aktienoptionsprogramm) towards the aim of a long-term and sustainable corporate development, additionally, the following provisions shall be applicable for the members of the Management Board:

Die Anzahl der den Vorstandsmitgliedern zuzuteilenden Aktienoptionen der jährlichen Tranche wird von vornherein so berechnet, dass das jeweilige Vorstandsmitglied aus dieser Komponente der Vorstandsvergütung nur dann den vollständigen Betrag – also 100% des Zielwertes („Zielvergütung“) – erreicht, wenn die Performance der Aktie durchschnittlich 6% pro Jahr über die gesamte vierjährige Laufzeit der Aktienoption beträgt. Die Performance der Aktie berücksichtigt sowohl die Entwicklung des Aktienkurses als auch die Dividende (Dividendenrendite). Falls die Performance der Aktie höher ist als durchschnittlich 6% pro Jahr über die gesamte vierjährige Laufzeit der Aktienoption, führt dies zu einem höheren Betrag dieser Vergütungskomponente.

The number of stock options of the annual tranche allocated to the members of the Management Board shall be calculated at the start in such a way that the respective member of the Management Board only achieves the full amount – hence 100% of the target value (“Target Remuneration”) – if the stock appreciates in value by an average of 6% per year over the entire four-year term of the stock option. The performance of the stock takes into account the development of the stock price as well as the dividend (dividend yield). If the stock’s performance is higher than the annual average of 6% over the entire four-year term of the stock option, the amount of this remuneration component will be higher.

Ansonsten gelten die Bedingungen des Wincor Nixdorf Aktienoptionsprogramms in seiner jeweils aktuellen Fassung unverändert.	Otherwise, the terms and conditions of the Wincor Nixdorf Stock Option Program, as applicable from time to time, shall apply unchanged.
Durch die gewählte Vorgehensweise wird eine Verknüpfung zwischen den Interessen des Vorstands und der Aktionäre an einer nachhaltigen Wertentwicklung geschaffen, bei der Kurssteigerung und Dividendenausschüttung in ausgewogenem Maße berücksichtigt werden.

Due to the chosen approach, a link between the interests of the Management Board and of the shareholders in a sustainable value development is established, taking into account stock price increases and dividend distributions in a balanced manner.

Mit dem für alle Teilnehmer des Aktienoptionsprogramms geltenden Aufschlag von 12% auf den Ausgangswert und dem für den Vorstand ergänzend geltenden Zielwert von durchschnittlich 6% Aktienperformance pro Jahr über die vierjährige Laufzeit der Aktienoption wird ein anspruchsvolles Erfolgsziel gesetzt, das den Vorgaben von Ziffer 4.2.3 des Deutschen Corporate Governance Kodexes genügt.

With respect to the 12% premium to the initial value applicable for all participants in the Stock Option Program and to the target remuneration of an annual average of 6% stock performance over the entire four-year term of the stock option applicable for the Management Board, an ambitious performance target is set which meets the requirements of section 4.2.3 of the German Corporate Governance Code (Deutscher Corporate Governance Kodex).

Merkblatt für Mitarbeiter der Wincor Nixdorf International GmbH	Annex 3 to Management Board Member’s Service Agreement
Betriebliche Altersversorgung in der Wincor Nixdorf International GmbH (WNI) im Rahmen der Versorgungsordnung	Company Pension Scheme at Wincor Nixdorf International GmbH (WNI) within the Pension Scheme (Ver-sorgungsordnung)
Mit diesem Merkblatt sollen Mitarbeiter der WNI einen Überblick über wesentliche Inhalte der in dieser Gesellschaft geltenden arbeitgeberfinanzierten betrieblichen Altersversorgung erhalten. Der rechtsverbindliche Text der Versorgungsordnung kann in den Personalabteilungen sowie im Intranet unter Mitarbeiter ® Beschäftigungsbedingungen ® Betriebliche Altersversorgung ® Regelungen Betriebliche Altersversorgung WNI/WNM ® Versorgungsordnung.

This leaflet is supposed to give employees of WNI an overview of the substantial contents of the employer-financed company pension scheme. The legally binding version of the Pension Scheme (Versorgungsordnung) can be found in the human resources department and in the Intranet under employees ® conditions of employment ® company pension scheme ® provisions company pension scheme ® Pension Scheme (Versorgungsordnung).

1. Art der Altersversorgung	1. Type of pension scheme

Bei der in der Versorgungsordnung geregelten betrieblichen Altersversorgung handelt es sich um ein beitragsorientiertes Altersversorgungssystem. Im Rahmen dieses Systems werden dem persönlichen Versorgungskonto des begünstigten Mitarbeiters jährlich nachstehend beschriebene Versorgungsbausteine gutgeschrieben. Die Höhe der jeweiligen Versorgungsleistung ergibt sich dann aus der Summe der Versorgungsbausteine bei Eintritt des Versorgungsfalles. Die Versorgungsordnung sieht vor, dass Versorgungsleistungen der WNI in den folgenden Versorgungsfällen er-bracht werden: Bei Erreichen der definierten Altersgrenze, bei Invalidität und im Todesfall. Die Versorgungsleistungen werden dabei nicht als monatlich zu zahlende Rente, sondern als Versorgungskapital erbracht.

The company pension scheme, provided for in the Pension Scheme (Versorgungsordnung), is a contribution-defined pension system. Within this system, the pension components as described below are credited annually to the personal pension account (Versorgungskonto) of the benefitted employee. The amount of the respective pension benefits is calculated from the sum of the pension components at the time the pension is incurred. The pension scheme (Versorgungsordnung) provides that pension benefits shall be made by the WNI in the following cases: If the defined age limit is reached, in case of disability and of death. The pension benefits shall not be paid as a monthly pension, but as a pension capital (Versorgungskapital).

2. Versorgungsbeiträge und -bausteine	2. Pension contributions and pension components
Basis für die Versorgungsbausteine sind Versorgungsbeiträge, die kalenderjährlich an jedem 31.12. aufgewendet werden (Gutschriftstichtag). Die Höhe des jeweiligen Versorgungsbeitrages hängt dabei von der Vergütungsgruppe des Mitarbeiters zum Gutschriftstichtag ab.

The basis for the pension components (Versorgungsbausteine) are the pension contributions (Versorgungsbeiträge), which are expended every calendar year on December 31 (Date Of Contribution). The contribution’s amount depends on the employee’s remuneration grade (Vergütungsgruppe) at the Date Of Contribution.

Die Versorgungsbausteine, die dem Versorgungskonto des Mitarbeiters gutgeschrieben werden, ergeben sich – unter Zugrundelegung eines Rechnungszinsfußes in Höhe von 3,5% p.a. – in Abhängigkeit von seinem Alter zum Gutschriftstichtag aus der Multiplikation des jeweiligen Versorgungsbeitrages mit der nachfolgenden Faktorentabelle (bei unterjährigen Ein- und Austritten, im Falle der Teilzeitbeschäftigung sowie für Zeiten, in denen der Mitarbeiter kein Entgelt erhält, enthält die Versorgungsordnung Regelungen über eine ggf. anteilige Berechnung der Versorgungsbausteine):

The pension components which are credited to the personal pension account of the employee result from – on the basis of an interest rate for accounting purposes (Rechnungszinsfuß) of 3.5% p.a. – the multiplication of, depending on the age of the respective employee at the Date Of Contribution, the pension contribution with the respective factor of the following table (for resignation or entry during the year, for part time employment and for times when the employee does not receive any remunerations, the Pension Scheme (Versorgungsordnung) contains provisions for a pro rata calculation of the pension components):

Alter / age	Faktor / factor	Alter / age	Faktor / factor	Alter / age	Faktor / factor	Alter / age	Faktor / factor

bis 30	2,60	39	1,90	48	1,45	57	1,10
31	2,50	40	1,85	49	1,40	58	1,10
32	2,40	41	1,80	50	1,35	59	1,05
33	2,30	42	1,75	51	1,30	ab 60	1,00
34	2,20	43	1,70	52	1,25
35	2,10	44	1,65	53	1,20
36	2,05	45	1,60	54	1,20
37	2,00	46	1,55	55	1,15
38	1,95	47	1,50	56	1,15

Ab dem 60. Lebensjahr wird für nachfolgende Beschäftigungszeiten neben der jährlichen Versorgungsbeitragsleistung das auf dem Versorgungskonto gutgeschriebene Versorgungskapital bis zum Beginn der Auszahlung der Versorgungsleistung mit 3,5% p.a. verzinst.

From the age of sixty onwards, for the following periods of employment, in addition to the annual pension contribution, the pension capital credited to the pension account shall be subject to an interest rate of 3.5% p.a. until the beginning of the disbursement.

Die Funktionsweise des hier beschriebenen beitragsorientierten Altersversorgungssystems ist in den nachfolgenden Grafiken schematisch dargestellt:	The functionality of the contribution-oriented pension system described in this leaflet is illustrated schematically in the following charts:
Vom Versorgungsbeitrag zum Versorgungsbaustein	From the pensions contribution (Versorgungsbeitrag) to the pension component (Versorgungsbaustein)

Vom Versorgungsbaustein zum Versorgungskonto	From the pension component (Versorgungsbaustein) to the pension account (Versorgungskonto)

Der Stand des Versorgungskontos wird dem Mitarbeiter jährlich mittels eines Kontoauszugs mitgeteilt.	The balance of the pension account (Versorgungskonto) shall be reported to the employee annually.
3. Leistungsvoraussetzungen und Unverfallbarkeit	3. Performance conditions and non-forfeiture
Allgemeine Voraussetzung für die Zahlung von Versorgungsleistungen ist, dass der Mitarbeiter bei Beendigung seines Arbeitsverhältnisses mindestens 1 Jahr bei der WNI beschäftigt war (Wartezeit). Besondere Voraussetzungen für die Zahlung der jeweiligen Versorgungsleistung sind:

General requirement for the disbursement of the pension benefits is that at the time of termination of his employment contract the employee was employed by WNI at least one year (Waiting Period). Special requirements for the payment of the respective pension benefits are:

- bei Alterskapital dass das Arbeitsverhältnis des Mitarbeiters mit der WNI frühestens zum Zeitpunkt der Vollendung seines 60. Lebensjahres (Altersgrenze) endet,	- in case of age-related pension that the employment contract with WNI terminates at the earliest with completion of the employee’s 60th life year (Age Limit),
- bei Invalidenkapital dass das Arbeitsverhältnis vor Erreichen der Altersgrenze endet und der Mitarbeiter nachgewiesenermaßen voll erwerbsgemindert ist und	- in case of invalids pension capital that the employment contract terminates before the Age Limit is reached and the employee is demonstrably fully reduced in his or her earning capacity and

- bei Witwen-/Witwer- bzw. Waisenkapital dass der Mitarbeiter während des Arbeitsverhältnisses verstirbt und einen Ehegatten oder Kinder, aber keinen Ehegatten, hinterlässt.	- in case of widows / widower or orphan pension capital that the employee dies during the term of the employment contract and leaves a spouse or children, but (in case of the latter) no spouse.
Tritt der Mitarbeiter vor Erreichen der Altersgrenze aus dem Unternehmen aus, richtet es sich nach den Vorschriften des Betriebsrentengesetzes, ob eine Anwartschaft auf Versorgungsleistungen aufrechterhalten wird (Unverfallbarkeit). Eine solche unverfallbare Anwartschaft wird nach aktueller Gesetzeslage insbesondere dann erworben, wenn das Arbeitsverhältnis nach Vollendung des 25. Lebensjahres endet und die Versorgungszusage des Arbeit-gebers zu diesem Zeitpunkt mindestens fünf Jahre bestanden hat.

If the employee leaves the company before reaching the Age Limit, it is determined according to the provisions of the German Companies Pension Act (Betriebsrentengesetz) whether an entitlement (Anwartschaft) to benefits shall be maintained or not (Non-Forfeiture). Particularly, such a non-forfeitable entitlement is acquired, according to current law, if the employment contract is terminated after completion of the employee’s 25th life year and the pension commitment has existed for at least five years before.

4. Leistungshöhe und Zahlungsmodalitäten	4. Pension benefits amount and terms of payment
Die Höhe des Versorgungskapitals ergibt sich jeweils aus dem Stand des persönlichen Versorgungskontos bei Eintritt des Versorgungsfalles. Bei der Auszahlung von Invaliden-, Witwen-/Witwer- oder Waisenkapital beträgt das Versorgungskapital aber mindestens 25.000,- €.

The amount of the pension benefits (Versorgungskapital) is calculated from the state of the personal pension account at the time of the occurrence of the pension. In case of the disbursements of invalids, widows / widower or orphans pension capital, the pension capital is at least 25,000.00 €.

Das Versorgungskapital wird je nach Höhe grundsätzlich in bis zu zehn Jahresraten ausbezahlt. Im Einvernehmen können Versorgungsleistungen aber auch in einem Betrag ausbezahlt bzw. die Anzahl der Raten reduziert werden. Raten werden jeweils zum 31.01. der auf den Eintritt des Versorgungsfalles folgenden Kalenderjahre fällig und ab der zweiten Rate mit 3,5% p.a. verzinst.

Depending on the amount, the pension benefits shall be disbursed in up to ten annual installments. In agreement with the other party, the pension benefits can be disbursed also in a single amount or the number of disbursement installments can be reduced. Disbursement installments shall be payable respectively as of January 31 of the calendar years following the occurrence of the pension and shall bear interests of 3.5% p.a. as from the second rate.

Fällige Raten werden nach Abzug der Steuern, Sozialversicherungsbeiträge und etwaiger anderer gesetzlicher Abgaben auf ein vom Leistungsempfänger benanntes inländisches Bankkonto überwiesen.	Due installments shall be paid to a domestic bank account designated by the beneficiary after the deduction of taxes, of social security contributions and any other statutory fees.
Wincor Nixdorf International GmbH Personalabteilung	Wincor Nixdorf International GmbH Human resources department